Exhibit 99.1

CVS Health Raises Mid-point of 2016 Outlook at Annual Analyst Day;
Announces 21% Dividend Increase for 2016;
Reiterates 5-year Steady-state Financial Targets

Extensive Suite Of Leading Assets With The Right Strategy For An Evolving Health Care Market;
Company Is Demonstrating Value For Patients, Payors, Providers, and Shareholders; Always Looking Ahead For The Next Innovation To Help Solve the Cost-Quality-Access Conundrum in Health Care

Continues to Generate Substantial Cash and Employ Disciplined Capital Allocation Practices;
Remains Well-Positioned to Drive Long-Term, Sustainable Enterprise Growth

Provides 2016 Guidance, Raising Low End of Preliminary Range by 5 cents per share:

•	Adjusted EPS Expected to be in the range of $5.73 to $5.88, up 11.25% to 14.25%

•	GAAP diluted EPS from continuing operations expected to be in the range of $5.28 to $5.43

•	Free cash flow expected to be between $5.3 billion and $5.6 billion

•	Cash from operations expected to be between $7.6 billion and $7.9 billion

•	Expect to complete approximately $4 billion in share repurchases

•	Announced dividend increase of 21% to $1.70 per share annually

WOONSOCKET, R.I., December 16, 2015 – At its annual Analyst Day in New York City today, CVS Health (NYSE:CVS) raised the mid-point of its earnings outlook for 2016 and reiterated its 5-year steady state targets, demonstrating how the Company is providing value for patients, payors, providers, and shareholders in an evolving health care market.

“Over the past several years, CVS Health has been preparing for the changes in the health care landscape by expanding our extensive suite of leading assets and capabilities,” said Larry J. Merlo, President and Chief Executive Officer, CVS Health. “We are now positioned more broadly than ever with the right strategy across the health care continuum to create real value by enhancing access, driving better health outcomes and reducing overall health care costs. We are the only health care company that is truly channel-agnostic, and we can help drive superior health outcomes as people move through the continuum of care. Our consumer expertise gives us an edge in the increasingly consumer-directed health care environment.”

Merlo declared, “We’ve built a one-of-a-kind company and we’re not standing still. Over the past year we have made long-term value-enhancing investments and introduced innovative new products. We continued to add to our competitive advantage, expanding our core pharmacy business while broadening our reach into new health care channels. We have become an integrated health care enterprise and we manage the business through an enterprise lens. We hold leading positions in multiple inter-related health care and pharmacy areas, including retail pharmacy, pharmacy benefits management, specialty, infusion, clinical programs, retail clinics, medical claims editing, and long-term care. No one is better positioned than CVS Health to respond to the health care challenges that millions of Americans face throughout their lifetimes.”

Key accomplishments in 2015 include strong financial expectations consistent with previous guidance; a strong 2016 selling season for the pharmacy benefit management business with $11.5 billion in net new business and a client retention rate of 98%; superior specialty revenue growth of approximately 33%, outperforming the rapidly-growing specialty market; enhanced generic sourcing through the Red Oak Sourcing venture with Cardinal Health; the acquisition of Omnicare, a leader in long term care pharmacy; the transaction to acquire and operate Target’s pharmacies and retail clinics; continued advancement of its front store growth strategies with a focus on enhancing health and beauty offerings, store brands, personalization and digital; and elevated awareness of the CVS Health brand introduced last year.

“We know that prescription utilization is projected to continue to grow due to the aging population and a higher incidence of chronic disease,” Merlo said. “But we must also keep in mind that this spend has value as pharmacy care is the most cost-effective line of defense against mounting health care costs. Furthermore, we have more ways in which we can engage patients and help drive medication adherence, thus improving health outcomes and lowering overall health care costs.”

In order to address the high cost of prescription drugs, CVS Health will deliver more than $6.4 billion in incremental savings for PBM clients from 2012 through 2016 through formulary management strategies. Growth in pharmacy costs for our clients through September of this year slowed to 6.4%, as compared to 11.8% for full year 2014.

In addition, CVS Health is driving shareholder value with strong earnings and cash flow and disciplined capital allocation. At the meeting, Dave Denton, Executive Vice President and Chief Financial Officer, reaffirmed the Company’s guidance for 2015 and outlined details for CVS Health's guidance for 2016. The Company also reiterated the 5-year steady state targets it provided at its Analyst Day in December of 2013.

2016 Guidance and 5-year Financial Targets
The Company raised the mid-point of its 2016 outlook and now expects Adjusted EPS to be in the range of $5.73 to $5.88, reflecting solid year-over-year growth of 11.25% to 14.25%. The bottom end of the range was increased by 5 cents per share from the preliminary outlook provided on the third quarter earnings call. This Adjusted EPS guidance excludes the effect of acquisition-related integration costs, and it assumes the completion of $4 billion in share repurchases during 2016. The Company expects to deliver free cash flow of $5.3 to $5.6 billion and cash flow from operations of $7.6 to $7.9. This free cash flow guidance includes approximately $500 million of acquisition-related cash outflows.

Dividend Increase
The Company also announced that its board of directors approved a 21% increase in its quarterly cash dividend, to $0.425 per share on the common stock of the Company. The increase translates to $1.70 per share annually, up 30 cents per share. The increased quarterly dividend will be payable on February 2, 2016 to shareholders of record on January 22, 2016. This marks the Company’s thirteenth consecutive year of dividend increases; since 2011, the compounded annual growth rate in dividends has been 28%.

“We continued to deliver on our promises in 2015, and our 2016 guidance is no exception”, said Dave Denton. “Our outlook for 2016 is nicely in line with the 5-year steady state targets we provided in December of 2013, and we continue to target solid enterprise growth and the generation of a significant amount of cash that will be available to enhance returns. We will continue to utilize our free cash flow to drive returns for our shareholders through value-enhancing investments, dividends, and share repurchases.”

“Our strategic framework for enterprise growth is centered on growing our core pharmacy business while entering into new spaces in the health care market,” Merlo added. “While adding capabilities to enhance our core business, we will deepen relationships with payors and providers, enhance patient engagement, continue innovation in drug procurement and supply chain efficiencies and execute opportunistic bolt on acquisitions.”

Merlo concluded, “We remain very optimistic about the opportunities that the evolving health care market is creating for CVS Health. I firmly believe that we have the right strategy in this evolving market to capitalize on these opportunities and drive long-term, sustainable enterprise growth and shareholder value.”

Audio and Video Webcast
The Company simultaneously broadcast an audio and video webcast of the meeting through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast and supporting materials will be archived and available on the website for a one-year period following the meeting.

About CVS Health
CVS Health is a pharmacy innovation company helping people on their path to better health. Through its more than 7,900 retail drugstores, more than 1,000 walk-in medical clinics, a leading pharmacy benefits manager with more than 70 million plan members, a dedicated senior pharmacy care business serving more than one million patients per year, and expanding specialty pharmacy services, the Company enables people, businesses and communities to manage health in more affordable, effective ways. This unique integrated model increases access to quality care, delivers better health outcomes and lowers overall health care costs. Find more information about how CVS Health is shaping the future of health at https://www.cvshealth.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures, namely Free Cash Flow and Adjusted EPS. In accordance with SEC regulations, you can find the definitions of the Non-GAAP items mentioned, as well as the reconciliations to comparable GAAP measures, on the Investor Relations section of our website.

Contacts:
Nancy Christal
Investor Relations
401.770.3614

Carolyn Castel
carolyn.castel@CVSHealth.com
Corporate Communications
401.770.5717

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